Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jon Kranov
President and Chief Executive Officer
(815) 366-5436

OTTAWA BANCORP, INC.

APPROVES STOCK REPURCHASE PROGRAM

Ottawa, Illinois – November 7, 2018 – Ottawa Bancorp, Inc. (NasdaqCM: OTTW) (the “Company”), the holding company for Ottawa Savings Bank, FSB (the “Bank”), announced today that it has approved a stock repurchase program authorizing the purchase of 337,440 shares, representing 10% of the Company’s outstanding shares of common stock. As of September 30, 2018, the Company had repurchased a total of 100,235 shares of its common stock at an average price of $14.08 per share as part of its previously approved stock repurchase program, which will expire on November 15, 2018. Repurchases will be conducted through open market purchases, which may include purchases under a trading plan adopted pursuant to Securities and Exchange Commission Rule 10b5-1, or through privately negotiated transactions. Repurchases will be made from time to time depending on market conditions and other factors.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificate, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.